[Amended and Restated Effective April 1, 2019] 1 Policy on Inside Information and Insider Trading Issued By: The Legal Department Policy Number: Region: Global Supersedes: Previous version Jan. 1, 2016 Segment: All Issue Date: April 1, 2019 Policy Owner: Legal Department Effective Date: April 1, 2019 Policy Approver: The Board of Directors I. PURPOSE FTI Consulting is committed to upholding both the letter and the spirit of the securities laws of the United States and other jurisdictions in which we conduct business. These laws prohibit the buying or selling of securities using material, non-public information or passing such information along to others who buy or sell securities. Insider trading is a serious matter that can carry severe criminal or civil penalties for both our Company and the individuals involved. This Policy explains the strict legal and ethical prohibitions against insider trading and the related offense of “tipping.” It further establishes rules that we must observe both to comply with these legal and ethical standards and avoid even the appearance of impropriety. II. SCOPE This Policy applies to FTI Consulting, Inc., together with its subsidiaries and affiliates worldwide (collectively “FTI Consulting” or the “Company”). This Policy applies to all FTI Consulting employees, non-employee directors, consultants and contractors, as well as all former, temporary or retired officers (collectively “covered individuals”). The restrictions in this Policy also apply to a spouse, partner and minor children (no matter where they live) and anyone else living in an employee’s household. This Policy also applies to an entity over which a covered employee has significant influence as it relates to securities trading decisions of that entity, such as partnerships, trusts, and estates. III. DEFINITIONS OF INSIDER TRADING AND TIPPING Insider trading is the act of buying or selling stock or other securities, including derivative securities, based on “inside,” or material, non-public information. It includes actions that are intended either to make a profit or avoid a loss.

[Amended and Restated Effective April 1, 2019] 2 Information is material if it would be considered important by a reasonable investor in determining whether to buy, hold or sell the stock or other securities of the company to which the information relates. Material information is “non-public” if it has not been widely disseminated to the public through major newswire services, national news services, financial news services, a web-cast generally available to the public or a filing with the U.S. Securities and Exchange Commission (the “SEC”). For purposes of this Policy, information relating to FTI Consulting is considered non-public until the Company has made any necessary disclosure, whether through a press release or other Company disseminated public announcement. “Tipping” refers to the act of providing another person or entity with inside information regarding FTI Consulting (or any other public company). For purposes of this Policy, prohibited tipping includes providing inside information to anyone, including friends, family members or acquaintances, under circumstances that suggest that you or another tipper were trying to help such person or entity to make a profit or avoid a loss. IV. POLICY OVERVIEW You may not use material, non-public information to trade in the securities of FTI Consulting, a client, vendor, or any other company. Similarly, you may not engage in unlawful tipping. This holds true whether information is obtained in the course of employment, from friends, relatives, acquaintances or strangers, or from overhearing the conversations of others. Where specific conduct may be permitted under local law, but is prohibited by this Policy, this Policy must be followed. It is important to avoid even the appearance of insider trading or unlawful tipping. In this regard, confidential information relating to the performance, operating results, and financial condition of FTI Consulting should only be communicated internally on a need to know basis and only the minimum necessary amount of information should be shared. To further help avoid the appearance of insider trading, the Company has implemented a number of additional rules and restrictions related to personal securities trading. These restrictions, which are set out in the sections below, do not apply to the following types of investments: • Mutual funds • Exchange traded funds (“ETFs”) • Other non-discretionary (i.e. pre-arranged) purchases of securities such as through 401(k) plans, and 529 plans) • Managed Account transactions are permissible as long as you obtain written confirmation from the person or entity managing your account that you (or, if applicable, a member of your immediate family) do not exercise investment discretion or otherwise have direct or indirect influence or control over investment decisions. V. RESTRICTIONS ON TRADING IN FTI CONSULTING SECURITIES As noted above, you may never trade in securities of FTI Consulting at any time that you possess inside information about our Company nor may you tip based on such information. Common examples of FTI Consulting inside information include:

[Amended and Restated Effective April 1, 2019] 3 • A merger or acquisition involving FTI Consulting or another company • Information regarding FTI Consulting's financial results or projections of future earnings or losses • Pending regulatory action or major litigation concerning FTI Consulting • Unannounced stock offerings • Major changes in management • The awarding or loss of a significant contract or client engagement • Any other information that if made public would be likely to have an effect on the price of FTI Consulting securities The restrictions contained in this section generally do not apply to the surrender of equity awards to “fund” Company withholding taxes on vesting. In addition to these basic prohibitions against insider trading and unlawful tipping, the Company has imposed the following rules with respect to trading in FTI Consulting securities that apply, whether or not you possess inside information: • You may not engage in derivative securities and hedging transactions with respect to FTI Consulting securities. By way of example and not limitation, derivative transactions and hedging activities include trading in options, warrants, puts and calls or similar instruments; engaging in derivative securities transactions; and hedging or monetization transactions, such as zero-cost collars and forward sale contracts. Other similar speculative activities involving FTI Consulting securities, including placing bets on the price movement of FTI Consulting securities (e.g., spread betting), are strictly prohibited. • You may not engage in a “short sale” or take an equivalent position in FTI Consulting shares of common stock. Moreover, transactions in certain put and call options for the Company’s securities may in some instances constitute a short sale. • You may not hold FTI Consulting securities in a margin account or pledge (or hypothecate) as collateral any FTI Consulting securities. • You may not net exercise stock options without the prior consent of the Compensation Committee of the Board of Directors of FTI Consulting. A. “Restricted Persons” Because of the nature of their duties at FTI Consulting, certain employees and our non-employee directors are subject to additional restrictions relating to trading in FTI Consulting securities. These “Restricted Persons,” who will receive written notice of their status, include: • Non-employee members of the FTI Consulting Board of Directors • Board-appointed officers of FTI Consulting • Employees who are members of FTI Consulting’s Executive Committee

[Amended and Restated Effective April 1, 2019] 4 • Other employees or consultants designated by management who have access to a range of financial and other sensitive information about FTI Consulting, or who gain access to material non-public information in connection with a specific project or transaction1 In addition to the other prohibitions in this Policy, Restricted Persons may only trade in securities of FTI Consulting (1) during prescribed trading windows and (2) with prior approval from FTI Consulting's General Counsel (or, in the General Counsel’s absence, the Chief Ethics and Compliance Officer). i. Trading Window The “trading window” for Restricted Persons begins immediately before the stock market opens on the business day after the release of FTI Consulting's quarterly and annual earnings, and ends after the stock market closes on the last trading day prior to the 11th day of the last month of each fiscal quarter and fiscal year. If earnings are released at a time after the U.S. stock market has opened, the release date for purposes of this policy is deemed to be the next trading day. The Company may, on occasion, close the trading window at different times, or keep the trading window closed for a longer period. If you are advised that a special trading blackout is being imposed, both that fact and the reasons for imposing it must be treated as material non-public information that cannot be disclosed. If you have any doubts about whether the trading window is open, you should check with the Legal department. ii. Pre-Approval Requirement As noted, Restricted Persons must always obtain prior approval from FTI Consulting's General Counsel (or, in the General Counsel’s absence, the Chief Ethics and Compliance Officer), before making any trade in the securities of FTI Consulting. The person who made the request for approval of a trade shall keep confidential the General Counsel’s decision on that request. Requests for approval of trades by the General Counsel or those who directly or indirectly report to him/her should be submitted to and reviewed by the Chief Financial Officer.2 iii. Exceptions to the Rules Affecting Restricted Employees Notwithstanding the above restrictions, making bona fide gifts of FTI Consulting securities or exercising stock options by paying cash to convert options to held shares is generally permitted at all times. However, the following guidelines should be observed: • You may make bona fide gifts of FTI Consulting securities regardless of whether the trading window is open, so long as you obtain the prior approval of FTI Consulting’s General Counsel or Chief Ethics and Compliance Officer. 1 The Legal department has adopted a procedure for working with business units to add and remove names from the list of Restricted Persons and notify affected individuals accordingly. 2 If both the General Counsel and the Chief Financial Officer plan to trade during the same window period, those trades must be approved by another individual who does not plan to trade in that timeframe. In such a case, the first approver will be the Chief Executive Officer. If the CEO also plans to trade in that same window period, then the approval authority will shift to the Chairman of the Audit Committee and then to the Chairman of the Board, if necessary.

[Amended and Restated Effective April 1, 2019] 5 • If the gift is to a charitable organization, neither you nor any of your immediate family members (including in- laws and anyone residing in your household) may be a trustee, director, officer or employee of that organization. • If the gift is to an immediate family member (or person living in your same household), that person must agree not to sell the FTI Consulting securities except during an open trading window. iv. Rule 10b5-1 Plans Pursuant to SEC Rule 10b5-1, employees are permitted to set up transactions that will take place at a future date so long as the employee does not possess inside information at the time the plan is established. These plans create a rebuttable presumption that a transaction does not violate the insider trading rules. To be valid, a 10b5-1 plan must meet applicable regulatory requirements and be approved by the Legal department. At a high level, 10b5-1 plans generally require the following: a. The Restricted Employee must adopt a binding, good faith contract for trading securities in which another person (who does not have material nonpublic information) will execute trades for the Restricted Person’s account b. The contract must be in the form of a written plan for trading securities, which is: (i) adopted during an open window period; (ii) adopted when the individual is not in possession of material nonpublic information, and (iii) approved by the Legal Department, prior to any trades under that Plan being executed. c. The plan should specify the dates, prices, and amounts of securities to be sold and cannot be modified during the specified execution period (i.e., the individual is not permitted to exercise any subsequent influence over how, when or whether to effect purchases or sales of FTI Consulting securities). VI. RESTRICTIONS ON TRADING IN CLIENT, VENDOR AND OTHER NON-FTI CONSULTING SECURITIES Failure to maintain the confidentiality of information entrusted to the Company, particularly confidential client information, could seriously damage our reputation and business. Allegations of insider trading would be particularly damaging. In addition to the basic prohibitions against insider trading in FTI Consulting securities, the Company has the following rules with respect to trading in the securities of companies other than FTI Consulting. (As a reminder, you may never trade in the securities of a client or any other company, while you are in the possession of inside information.) These rules apply regardless of whether or not you possess inside information about such companies: • You may not trade in securities of any client during the pendency of an engagement for that client on which you are working or over which you have supervisory responsibilities, without the prior written approval of FTI Consulting’s General Counsel or Chief Ethics and Compliance Officer. • You may not trade in securities issued by a company that is the subject of a litigation proceeding or transaction engagement in which you are providing services – even if that company is not a FTI Consulting

[Amended and Restated Effective April 1, 2019] 6 client, without the prior written approval of FTI Consulting’s General Counsel or Chief Ethics and Compliance Officer. VII. RELATIONSHIP TO OTHER POLICIES ADDRESSING CONFIDENTIAL TREATMENT OF INFORMATION As noted throughout this Policy, in order to maintain FTI Consulting’s reputation and avoid even the appearance of insider trading, it is critical that FTI Consulting protect the confidential information developed by or entrusted to it. The Company maintains a number of policies addressing the protection of confidential information, including among others: • Data Privacy Policy • Social Media Policy • Policy on Disclosure Controls • Information Security Policy • Code of Ethics and Business Conduct You are expected to be familiar with and comply with each of these policies, all of which can be found on Atlas. Some of the elements of our duty to maintain confidentiality that you should keep in mind in complying with the Company’s insider trading concerns include the following: • Only certain individuals are authorized to make statements about the financial performance and business plans of FTI Consulting or any affiliate. Do not make public statements on subjects that you are not authorized to discuss. • FTI Consulting policies must be followed with respect to safeguarding information and data, including proper use of social media sites. • Careful consideration should be given prior to providing other employees with material non-public information. The number of insiders should always be kept to the practical minimum. • Steps should be taken to ensure that consultants and independent contractors have taken necessary measures to ensure that their employees and contractors understand and acknowledge the implications of the misuse or improper disclosure of inside information. • FTI Consulting’s General Counsel or the Chief Ethics and Compliance Officer must be informed immediately if inside information is disclosed to any person (internal or external) who is not authorized to receive such inside information. • Certain of our businesses and business units are required to maintain lists for each client specifying the names of employees and contractors who have access to confidential information relating to that client (“insider lists”). The personnel named on an insider list are prohibited from trading in the securities of such client. VIII. REPORTING NON-COMPLIANCE If you become aware of or have reason to believe that any of your colleagues have violated this Policy, the securities laws of the United States or applicable laws of any other jurisdiction, the Company encourages you to promptly

[Amended and Restated Effective April 1, 2019] 7 report your concerns to FTI Consulting's General Counsel or Chief Ethics and Compliance Officer or via the FTI Consulting Integrity Helpline (to the extent such reporting is not prohibited by local laws). You will not be retaliated against for making a report in good faith. IX. WHERE TO GET HELP If you have any questions about this Policy, please contact FTI Consulting’s Legal department or the Chief Ethics and Compliance Officer.